UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): May 18, 2010

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

A123 Systems, Inc. Arsenal on the Charles 321 Arsenal Street Watertown, Massachusetts	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On May 19, 2010, A123 Systems, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Boston Properties Limited Partnership (the “Landlord”), pursuant to which the Company will lease approximately 88,000 square feet of office, research lab and light manufacturing space in Waltham, Massachusetts, with an expansion option for approximately 9,300 square feet of additional office space that the Company has elected to exercise.  In addition to the expansion option regarding the approximately 9,300 square feet of office space, the Company has been granted a right of first offer with respect to certain office space located within the building in which the leased premises are located as such space becomes available.  The Lease is for a ten-year term and the Company has the option to extend the term of the Lease for one term of five years.  The total cash obligation for base rent over the term of the Lease is approximately $25.3 million. In addition to the base rent, the Company is also responsible for its electricity costs and its pro rata share of increases in operating expenses, such as common area maintenance, real estate taxes, and insurance costs, over an operating expense base year of calendar year 2011 and a tax expense base year of fiscal year 2011.

The Landlord will be improving the leased premises prior to the Company taking occupancy and, in connection therewith, the Landlord has agreed to provide the Company with an allowance for certain construction costs in the amount of $21.50 per square foot of the leased premises.  The Company also agreed to provide a security deposit of $1,000,000 in the form of an irrevocable letter of credit to be held by the Landlord, which amount may be reduced to (i) $750,000 on or after the commencement of the sixth year of the lease term, and (ii) to $500,000 on or after the commencement of the eighth year of the lease term.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 18, 2010, the Company awarded restricted stock units (“RSUs”) to each of the executive officers of the Company listed below.  Each RSU will be granted pursuant to a Restricted Stock Unit Agreement (each, a “Restricted Stock Unit Agreement”) under the Company’s 2009 Stock Incentive Plan (the “Plan”).  The number of RSUs granted to each of the recipients is set forth opposite his name below:

Executive Officer	Number of RSUs
David P. Vieau	49,456
Michael Rubino	19,783
Gilbert N. Riley, Jr.	19,783
Andrew Cole	19,783
Jason M. Forcier	19,783
Louis M. Golato	19,783
Robert J. Johnson	19,783

The RSUs granted to the executives will vest as to 25% of the original number of RSUs on May 18, 2011 and as to and additional 6.25% of the original number of RSUs at the end of each quarter thereafter.  If the recipient ceases to be employed by the Company for any reason before the vesting of any RSUs, the recipient will automatically forfeit all rights to any RSUs for which vesting has not occurred.  Until each applicable vesting date, the recipient will have no rights to any shares, and until the Company delivers the shares to the recipient, the recipient will not have any rights associated with such shares, including without limitation dividend or voting rights.

The Restricted Stock Unit Agreements will provide for acceleration of vesting of 50% of the then unvested number of RSUs in the event of a change of control of the Company. In addition, if the employment of any executive is terminated without cause by the Company or an acquiring entity, or with good reason by the executive, within 24 months after a change of control of the Company, the executive’s remaining unvested RSUs will fully vest.

For these purposes, “change of control” means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of the Company’s assets to a third party, (b) a merger or consolidation of the Company with a third party or (c) a transfer of more than 50% of the outstanding voting equity of the Company to a third party (other than in a financing transaction involving the additional issuance of the Company’s securities); “cause” means a good faith finding by the Company’s board of directors (a) of the failure of the executive to perform his reasonably assigned material duties, (b) that the executive has engaged in gross negligence or willful misconduct, which gross negligence or willful misconduct has or is expected to have a material detrimental effect on the Company, (c) of a breach by the executive of any invention and non-disclosure agreement, non-competition and non-solicitation agreement or similar agreement with the Company, which breach is not cured after reasonable notice thereof, (d) that the executive has engaged in fraud, embezzlement or other material dishonesty or (e) that the executive has engaged in any conduct which would constitute grounds for termination for violation of the Company’s policies in effect at that time; and “good reason” means without the executive’s written consent, (a) the assignment to the executive of duties that involve less authority and responsibility for the executive and are materially inconsistent with the executive’s position, authority or responsibilities in effect prior to the change in control of the Company, (b) the relocation of the executive’s primary place of business to a location that results in an increase in the executive’s daily one way commute of at least 30 miles, (c) the reduction of the executive’s annual base salary, other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of the Company’s employees, or (d) the failure by the Company to obtain the agreement from any entity that acquires the Company to assume and agree to perform the Company’s obligations included in the executive retention agreement between the Company and such executive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: May 21, 2010	By:	/ S / Eric J. Pyenson
Eric J. Pyenson
Vice President and General Counsel